Exhibit 19.1

LAIRD SUPERFOOD, INC. INSIDER TRADING POLICY

(Adopted April 9, 2021)

PURPOSE

This Insider Trading Policy (the "Policy") provides guidelines with respect to transactions in the securities of Laird Superfood, Inc. (the "Company") and the handling of confidential information about the Company and the companies with which the Company does business. The Company's Board of Directors has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from:

•	trading in securities of that company; or

•	providing material nonpublic information to other persons who may trade on the basis of that information (also known as "tipping").

Insider trading is a crime. Violations are pursued vigorously by the Securities and Exchange Commission ("SEC"), U.S. Attorneys, state enforcement authorities and foreign jurisdictions. Violations can result in severe penalties, including significant fines and imprisonment. See the Section below captioned "Consequences of Violations."

PERSONS SUBJECT TO THE POLICY

This Policy applies to (i) all members of the Company's Board of Directors, (ii) all officers of the Company and its subsidiaries, and (iii) all employees of the Company and its subsidiaries (each a "Covered Person"). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a Covered Person's household and entities controlled by a Covered Person, as described below.

TRANSACTIONS SUBJECT TO THE POLICY

This Policy applies to all transactions in the Company's securities (collectively referred to in this Policy as "Company Securities"), including the Company's common stock, any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, and any other type of securities that the Company may issue from time to time, including (but not limited to) preferred stock, notes, convertible debt and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company's Securities.

STATEMENT OF POLICY

It is the policy of the Company that no Covered Person (or any other person designated by this Policy or by the Compliance Officer, as such term is defined below under the heading "Administration of the Policy", as subject to this Policy) who is aware of material nonpublic information relating to the Company or its subsidiaries may, directly, or indirectly through family members or other persons or entities:

•	engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings "Transactions Not Subject to Trading Restrictions" and "Rule 10b5-l Plans;"

•	recommend the purchase or sale of any Company Securities;

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disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company; or

•	assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no Covered Person (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business, including a customer or supplier of the Company, may trade in that company's securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.

INDIVIDUAL RESPONSIBILITY

Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Covered Persons must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading "Consequences of Violations."

ADMINISTRATION OF THE POLICY

The General Counsel shall serve as the Compliance Officer for the purposes of this Policy, and in his or her absence, the Chief Financial Officer or another employee designated by the Compliance Officer shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

When in doubt about a matter covered by this Policy, or if you have questions, please contact the Compliance Officer before engaging in any transaction involving Company Securities. See "Company Assistance" below.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Material Information. Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight.

While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:

•	financial condition and results of operation of the Company, including quarterly and annual results;

•	forward-looking information regarding the Company's financial performance, such as earnings guidance, projections or "outlook" for future financial results;

•	changes to previously announced earnings guidance or the decision to suspend earnings guidance;

•	pending or proposed mergers, investments, acquisitions, dispositions or tender offers;

•	pending or proposed joint ventures or strategic alliances;

•	significant related party transactions;

•	declaration of a dividend or stock split or a change in dividend policy;

•	an offering of any Company Securities;

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the establishment of, or any significant developments or changes regarding, a repurchase program for Company Securities (such as planned repurchases, increases or decreases in the program's authorization, suspensions and similar changes);

•	bank borrowings or other financing transactions outside the ordinary course of business;

•	a change in the Company's pricing or cost structure;

•	major marketing changes;

•	an award or loss of a major contract or subcontract;

•	the gain or loss of a significant customer or supplier;

•	a change in management or the board of directors;

•	a change in auditors or notification that the auditor's reports may no longer be relied upon;

•	write-ups or write-downs of assets or changes in accounting methods;

•	development of a significant new product;

•	significant pending or threatened litigation or government inquiries or investigations, or the resolution of such litigation, inquiry or investigation;

•	impending bankruptcy or the existence of severe liquidity problems;

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significant actual or potential cybersecurity incidents (e.g., a data breach or any other significant disruption in the Company's operations, or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure); or

•	the imposition of a restriction on trading in Company Securities or the extension or termination of such restriction.

References in this list to the Company or otherwise in the context of assessing whether information is material shall mean the Company and/or its subsidiaries and business units, as the context requires.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated.

Information generally would be considered widely disseminated if it has been disclosed through a press release, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, a Dow Jones "broad tape," newswire services or public disclosure documents filed with the SEC that are available on the SEC's website (such as Form 8-K, Form 10-Q and Form 10-K). By contrast, information would likely not be considered widely disseminated if it is available only to the Company's employees, or if it is only available to a select group of persons, such as analysts, brokers and institutional investors. In addition, please be aware that disclosure on the Company's website, by itself, may not be considered wide dissemination.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in Company Securities until Thursday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

PRECAUTIONS TO PREVENT MISUSE OR UNAUTHORIZED DISCLOSURE

When a Covered Person has exposure to material nonpublic information, that individual should consider taking extraordinary precautions to prevent misuse or unauthorized disclosure, including:

•	maintaining files securely and avoiding storing information on computer systems that can be accessed by other individuals;

•	avoiding discussing confidential matters in areas were conversation could be overheard;

•	restricting information on a "need to know" basis; and

•	refrain from making any statement on the Internet or via social media (e.g. Twitter, Facebook) regarding the Company, as it may be seen as a recommendation to buy or sell the Company's securities.

TRANSACTIONS BY FAMILY MEMBERS AND OTHERS

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as "Family Members"). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

TRANSACTIONS BY ENTITIES THAT YOU INFLUENCE OR CONTROL

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as "Controlled Entities"), and transactions by these Controlled

Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

TRANSACTIONS NOT SUBJECT TO TRADING RESTRICTIONS

Transactions Under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

•	Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company's plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. Similarly, this Policy does not apply to the exercise of options on a "net exercise" basis pursuant to which a person either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

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Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. The Policy does apply, however, to any market sale of common stock following vesting.

•	40l(k) Plan. This Policy does not apply to purchases of Company Securities in any 40l(k) plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under any such 40l(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation ofloan proceeds to the Company stock fund. It should be noted that sales of Company Securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

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Employee Stock Purchase Plan. This Policy does not apply to purchases of Company Securities in any employee stock purchase plan maintained by the Company resulting from your periodic contribution of money to the plan pursuant to the election you previously made. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your sales of Company Securities purchased pursuant to the plan.

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Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any dividend reinvestment plan maintained by the Company resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make to any such dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan. This Policy also applies to your sale of any Company Securities purchased pursuant to the plan.

•	Other Similar Transactions. Any other purchase of Company Securities from the Company or sales of Company Securities to the Company are not subject to this Policy.

Transactions Not Involving a Purchase or Sale. Bona fide gifts of securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the person making the gift is aware of material nonpublic information, provided that Restricted Persons must still pre-clear any such transaction as described below under the heading "Additional Procedures-Pre-clearance Procedures." Finally, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

SPECIAL AND PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions. Therefore, it is the Company's policy that any Covered Person may not engage in any of the following transactions, or should otherwise consider the Company's preferences as described below:

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Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company's short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any Covered Person of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

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Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

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 Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on material nonpublic information and focus such Covered Person's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

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 Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds or other transactions which hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a Covered Person to continue to own Company Securities directly or indirectly, including those obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company's other shareholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any Covered Person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer, who will have sole discretion to decide whether to approve the proposed transaction. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Covered Persons are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan, except as may be pre-approved by the Audit Committee of the Board of Directors.

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Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10bS-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a Covered Person is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company Securities. If a Covered Person determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined below under the heading "Additional Procedures."

ADDITIONAL PROCEDURES

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

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 Pre-Clearance Procedures. All directors, executive officers and other personnel of the Company and its subsidiaries who are subject to the reporting and "short-swing profit" liability provisions of Section 16 of the Exchange Act and any other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (all of the foregoing are referred to as "Restricted Persons"), may not engage in any transaction in Company Securities without first obtaining pre-clearance from the Compliance Officer. Restricted Persons are more likely to have access to material non-public information because of their positions or affiliations with the Company and, as a result, their trades in Company Securities are more likely to be subject to greater scrutiny. A request for pre-clearance should be submitted to the Compliance Officer at least two business days before the proposed transaction and shall comply with any other procedures established by the Compliance Officer. The Compliance Officer is under no obligation to approve a transaction submitted for pre clearance and will have sole discretion to determine whether to permit the transaction. In evaluating each proposed transaction, the Compliance Officer may consult as necessary with senior management and outside counsel.

If a Restricted Person seeks pre-clearance and the request is denied, then he or she should refrain from engaging in any transaction in Company Securities, and should not inform any other person of the restriction. Moreover, pre-clearance does not, in any circumstance, relieve anyone of their legal obligation to refrain from trading while in possession of material nonpublic information. In other words, even if pre-clearance is received, if the requesting person becomes aware of material nonpublic information or becomes subject to a blackout period or event-specific trading restriction (as discussed below), the transaction may not be completed. Pre-clearance of a transaction is valid only for the five business day period immediately following receipt by the Restricted Person of such pre-clearance.

When a request for pre-clearance is made, the requesting person should carefully consider whether he or she may be aware of any material nonpublic information about the Company and should provide a detailed description of those circumstances to the Compliance Officer.

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 Post-Transaction Notice. The Restricted Persons who have a reporting obligation under Section 16 of the Exchange Act shall also notify the Compliance Officer of the occurrence of any purchase, sale or other acquisition or disposition of Company Securities as soon as possible following the transaction, but in any event within one business day after the transaction. Such notification may be oral or in writing (including by e-mail) and should include the identity of the Restricted Persons, the type of transaction, the date of the transaction, the number of shares involved and the purchase or sale price.

For both the "Pre-Clearance Procedures" section above and this "Post-Transaction Notice" section, a purchase, sale or other acquisition or disposition shall be deemed to occur at the time the person or entity becomes irrevocably committed to it (for example, in the case of an open market purchase or sale, this occurs when the trade is executed, not when it settles).

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Quarterly Blackout Period Restrictions. Because trades in Company Securities by Restricted Persons and those employees of the Company with the title of vice president, general manager or above, all members of the Company's finance department, the Company's director/manager of operations, the Company's director/manager of order management, the Company's in-house legal counsel and any other persons designated by the Compliance Officer as being subject to these procedures, as well as the Family Members and Controlled Entities of such persons (all of the foregoing are referred to as "Designated Insiders") are more likely to be subject to greater scrutiny, Designated Insiders may not engage in any transactions involving the Company Securities (other than as specified by this Policy), during a "Blackout Period" beginning two weeks prior to the end of each fiscal quarter and ending after the second business day following the date of the public release of the Company's earnings results for that quarter.

Please note that Blackout Periods are compliance requirements of the Company and do not create or constitute a legal right to trade when they are not in effect. Accordingly and for the avoidance of doubt, even when a Blackout Period is not in effect, if you are in possession of material non public information, you may not trade in the Company's securities.

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 Event-Specific Trading Restrictions. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In addition, the Company's financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company's Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Exceptions to this Policy will not be granted while an event-specific trading restriction is in effect.

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 Exceptions. Blackout Period and event-specific trading restrictions do not apply to any transactions to which this Policy does not apply, as described above under the heading "Transactions Not Subject to Trading Restrictions." In addition, the pre-clearance requirements, Blackout Period and event-specific trading restrictions do not apply to transactions under approved Rule 10b5- l Plans.

RULE 10B5-1 PLANS

Rule 10b5-l under the Exchange Act provides a defense from insider trading liability. In order to be eligible to rely on this defense, a Covered Person must enter into a Rule 10b5-l plan for transactions in Company Securities that meets certain conditions specified in the Rule (a "Rule 10b5-1 Plan"). If the plan meets the requirements of Rule 10b5-l, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-l Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-l. In general, a Rule 10b5-l Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information or otherwise at a time when trading is restricted under this Policy. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any adoption of a new Rule 10b5-l Plan, or amendment (including early termination) to any existing Rule 10b5- l Plan, must be submitted to the Compliance Officer for approval at least five business days prior to the entry into the Rule 10b5-l Plan or amendment. No further pre-approval of transactions conducted pursuant to the Rule 10b5- l Plan is required.

APPLICABILITY OF POLICY TO FORMER INSIDERS

This Policy continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures applicable to such individual specified under the heading "Additional Procedures" above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions in force at the time of such individual's termination of service.

CONSEQUENCES OF VIOLATIONS

Insider trading is a crime. Violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities and foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" within the organization if they fail to take reasonable steps to prevent insider trading by company personnel.

Under federal securities laws, individuals found liable for insider trading could, among other things, face (i) up to 20 years in jail, (ii) a criminal fine of up to $5 million, and (iii) civil penalties of up to three times the profit gained or loss avoided.

In addition, for failing to take steps to prevent insider trading, the Company (and/or its executive officers and directors) could itself face (i) a criminal penalty of up to $25 million, and (ii) civil penalties of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee's violation.

Please note that individual states may impose their own penalties.

Furthermore, an individual's failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. Any sanctions imposed upon or liabilities incurred by an employee for insider trading will be the sole responsibility of the employee. The Company will not cover or indemnify the employee for these costs. Neither the Company nor any of its directors, officers or employees will be liable for the legal or financial consequences of any approval or pre-clearance, refusal to approve or pre-clear or delay in reviewing any requests for approval or pre-clearance of any transaction, Rule 10bS-1 Plan or other request under this Policy. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

COMPANY ASSISTANCE

If you have any questions about this Policy or its application to any proposed transaction, please contact the Company's Compliance Officer, who can be reached by e-mail at amccormick@lairdsuperfood.com, for additional guidance.

CERTIFICATION

All directors, executive officers and any other persons designated by the Compliance Officer must sign, date and return the Certification attached as Exhibit A (or any other certification the Compliance Officer deems appropriate) stating that you have received, read, understand and agree to comply with this Policy. The Company may require you to sign this Certification on an annual basis, including in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

EXHIBIT A CERTIFICATION

I hereby certify that:

1.	I have read and understand the Company's Insider Trading Policy.

2.	I understand that the Company's Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

3.	Since September 25, 2020, or such shorter period of time that I have been an employee or director of the Company, I have complied with the Insider Trading Policy.

4.	I will continue to comply with the Insider Trading Policy for as long as I am subject to the Policy.

Print Name

Signature

Date

REQUEST FOR CLEARANCE TO TRADE

To:         Laird Superfood, Inc. Compliance Officer

Name:                   Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Laird Superfood, Inc.

Type of Transaction:

D         I wish to purchase. Number and type of securities to be purchased:

D         I wish to sell. Number and type of securities to be sold:

D         I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a "cashless exercise" or "same day sale" and hold any remaining shares of common stock in my brokerage account.

Number of options to be exercised:

Number of shares of common stock to be sold:           Number of shares of common stock held in account:

D         Other transaction:

If the request is for a member of my immediate family or household:

Name of Person:                   Relationship:

I hereby represent and certify that I am not aware of any material, non-public information concerning Laird Superfood, Inc. at the time of submitting this request, and I agree that should I become aware of any material, non-public information concerning Laird Superfood, Inc. before completing the approved transaction, I will not complete the transaction. I understand that once approved, this authorization is valid on the date of approval and for five business days thereafter. I further understand that the approval will lapse ifl become in possession of, or, in the judgment of the Compliance Officer, I am likely to be in possession of material, non public information, or otherwise on the earliest of expiration of (i) the five business day period of this approval, or (ii) the trading window in which approval is granted, whichever is the first to occur.

Signature

Date

Approved by:

Signature

Date